Exhibit 99.1

News

FOR IMMEDIATE RELEASE

Contact:	Cathy Maloney, VP, Investor Relations
508-651-6650
cmaloney@bjs.com

BJ’S WHOLESALE CLUB REPORTS JULY SALES

August 9, 2007—Natick, MA—BJ’s Wholesale Club, Inc. (BJ: NYSE) today reported that sales for July 2007 increased by 6.0% to $650.5 million from $613.9 million in July 2006. On a comparable club basis, July sales increased by 1.5%, including a negative impact of 0.6% from sales of gasoline and a negative impact of 0.4% from the absence of pharmacy sales versus last year. In 2006, the Company reported a comparable club sales increase of 1.9% for July, including a contribution from sales of gasoline of 1.1%.

For the second quarter ended August 4, 2007, total sales increased by 8.2% to $2.25 billion and comparable club sales increased by 3.7%, including a contribution from sales of gasoline of 0.7% and a negative impact from the absence of pharmacy sales last year of 0.4%. For the second quarter of 2006, the Company reported a total sales increase of 5.7% and a comparable club sales increase of 1.8%, including a contribution from sales of gasoline of 1.9%.

Herb Zarkin, BJ’s chairman, president and CEO commented, “There were a number of factors impacting July comparable club sales results, which decelerated from the 4% and 5% increases we reported in May and June. First, we were up against a significantly higher level of coupon distribution as well as very strong air conditioner sales in July 2006. Additionally, last July we offered 90-day trial memberships throughout the month as part of our Annual Spring Trial Membership Program. This year, the cut-off for trial membership sign-ups was July 9. And finally, gasoline had a negative impact of approximately 0.6% in July versus a contribution of approximately 1% in both May and June. Taking these factors into account, together with our continued strength in food, we are pleased with our sales results for July 2007.”

Mr. Zarkin continued, “For the second quarter, comparable club sales results were consistent with our guidance and showed positive momentum from the first quarter. Excluding sales of gasoline, traffic increased by approximately 1% for the quarter and the average transaction amount increased by approximately 3%. Comparable club sales of food increased by approximately 5% and general merchandise sales increased by approximately 0.5%.”

For the 26-week period ended August 4, 2007, total sales increased by 7.4% and comparable club sales increased by 3.0%, including a contribution from sales of gasoline of 1.1% and a negative impact from the absence of pharmacy sales versus last year of 0.4%.

Sales Results for July

($ in thousands)

Four Weeks Ended		% Change
August 4, 2007	August 5, 2006	Net Sales	Comp. Sales
$650,480	$613,911	6.0%	1.5%

Twenty-six Weeks Ended		% Change
August 4, 2007	August 5, 2006	Net Sales	Comp. Sales
$4,259,345	$3,965,141	7.4%	3.0%

-More-

BJ’s Wholesale Club

August 9, 2007

The Company provided the following additional information regarding July 2007 sales for BJ’s Wholesale Club:

On a comparable club basis, sales increased during the first three weeks with the highest increase in week one. Sales were approximately flat to last year in week four.

By region, the highest sales increases were in Metro New York and the Mid Atlantic regions. Sales declined in the Southeast region, which has been experiencing a higher level of competition and self cannibalization than the rest of the chain.

Excluding sales of gasoline, traffic decreased by approximately 1%, due in part to a change in the timing of BJ’s annual spring trial membership program versus last year. The average transaction amount for the month of July increased by approximately 4%.

On a comparable club basis, food sales increased by approximately 5%, driven by perishables, particularly bakery, cheese, dairy, frozen, meat and produce. A decrease in general merchandise of approximately 1% reflected a significant decline in sales of air conditioners as well as a decrease in sales of furniture and toys, partly offset by strong sales of books, televisions and video game hardware. The decline in sales of furniture and toys was due primarily to major selling space contractions in those departments versus last year. The increase in book sales reflected the release of the seventh Harry Potter book.

BJ’s introduced the wholesale club concept to New England in 1984, and has since expanded to become a leading warehouse chain in the eastern United States. The Company currently operates 175 BJ’s clubs in 16 states. BJ’s press releases and filings with the Securities and Exchange Commission are available on the Internet at www.bjs.com.

Conference Call Information for Second Quarter Results

On August 21, 2007 at 7:00 a.m. Eastern Time, BJ’s plans to announce financial results for the second quarter ended August 4, 2007. At 8:30 a.m. Eastern Time on Tuesday, August 21, 2007, BJ’s management plans to hold a conference call to discuss the second quarter financial results and its outlook for the second half of 2007. To access the webcast (including financial and other statistical information being presented, as well as reconciliation information with respect to any non-GAAP financial measures being presented), visit www.bjsinvestor.com/medialist.cfm. An archive of the webcast will be available for approximately ninety days.

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